As filed with the Securities and Exchange Commission on December 21, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FVCBANKCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	47-5020283
(State or Other Jurisdiction of	(IRS Employer I.D. Number)
Incorporation or Organization)

11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030

(Address of Principal Executive Offices)              (Zip Code)

FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan

(Full Title of Plan)

David W. Pijor

FVCBankcorp, Inc.

11325 Random Hills Road, Suite 240

Fairfax, Virginia 22030

(703) 436-3800

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

Buckley Sandler LLP

1250 24th Street, NW

Suite 700

Washington, DC, 20037

202.349.8043

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	280,824	N/A	$4,769,796	$578.10

(1) This Registration Statement on Form S-8 covers 65,035 shares of common stock, $0.01 par value (the “Common Stock”) of FVCBankcorp, Inc. (“FVCB”) underlying restricted stock units issued to directors and employees of FVCB pursuant to the FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan (the “2008 Plan”), and 215,789 shares of Common Stock, issued upon the exercise of options issued directors and employees of FVCB pursuant to the 2008 Plan, and any additional shares of common stock that become issuable under the 2008 Plan by reason of any stock dividend, stock split, or other similar transaction, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Act”).

(2) Estimated in accordance with Rule 457(h)(1) under the Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for Common Stock on December 19, 2018, in accordance with Rule 457(h)(1) and Rule 457(c).

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of: 65,035 shares of the common stock, par value $0.01 per share (“common stock”), of FVCBankcorp, Inc. (“FVCB”) underlying awards of restricted stock units granted prior to September 21, 2018 under the FVCB Amended and Restated 2008 Stock Plan (the “2008 Plan”), and an aggregate of 215,789 shares of common stock issued to directors and employees (including persons who are now former directors or employees) of FVCB under the 2008 Plan upon the exercise, prior to September 21, 2018, of options issued under the 2008 Plan.  All securities were issued in reliance upon the exemption provided by Rule 701 under the Securities Act of 1933, and were issued for compensatory purposes.

This Registration Statement includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of common stock that may be deemed to be “restricted securities” under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) that have been or may be acquired by certain of our directors and employees pursuant to outstanding restricted stock units and options, being the selling stockholders identified in the Reoffer Prospectus. The Reoffer Prospectus may be used for reoffers or resales of shares previously acquired by the selling stockholders.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the 2008 Plan as required by Rule 428(b)(1).

REOFFER PROSPECTUS

280,824 SHARES OF COMMON STOCK

This reoffer prospectus relates to 280,824 shares of the common stock, par value $0.01 per share, or common stock, of FVCBankcorp, Inc., or FVCB, that may be offered and resold from time to time by the selling stockholders named in this reoffer prospectus for their own account. The shares of common stock have been or will be issued pursuant to awards granted to the selling stockholders under FVCB’s Amended and Restated 2008 Stock Plan (the “2008 Plan”), in accordance with the exemption from registration provided by Rule 701 under the Securities Act, and are “restricted securities” under the Securities Act of 1933, as amended, or the Securities Act, before their sale under this prospectus. This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Eligible participants in the 2008 Plan consist of employees, directors, and officers of FVCB and its related entities.

The selling stockholders may offer and sell their shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The shares may be sold through underwriters or dealers which the selling stockholders may select. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the selling stockholders may offer and sell their common stock described in this prospectus, and limitations on the use of this prospectus, see the section entitled “Plan of Distribution” of this prospectus. We will receive no part of the proceeds from sales made under this prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

FVCB common stock is listed on The Nasdaq Capital Market under the symbol “FVCB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

Investing in FVCB common stock involves risks that are described in “Risk Factors” beginning on page 3.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards.

The date of this prospectus is December 21, 2018

In this prospectus, “we,” “our,” “us,” “FVCB,” “FVCBankcorp, Inc.” or “Company” refers to FVCBankcorp, Inc., a Virginia corporation, and our consolidated subsidiaries, including FVCbank, a Virginia chartered commercial bank, unless the context indicates that we refer only to the parent company, FVCBankcorp, Inc. In this prospectus, “Bank” or “FVCbank” refers to FVCbank, our banking subsidiary.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and our historical financial statements and the accompanying notes included in this prospectus.

Overview

FVCBankcorp, Inc. is a registered bank holding company headquartered in Fairfax, Virginia. We operate primarily through our sole subsidiary, FVCbank, a community oriented, locally-owned and managed commercial bank organized under the laws of the Commonwealth of Virginia. FVCbank serves the banking needs of commercial businesses, nonprofit organizations, professional service entities, and their respective owners and employees located in the greater Washington, D.C. metropolitan and Northern Virginia area, the Maryland suburbs of Washington, D. C. and Baltimore, Maryland.  We believe the size, growth and increasing economic diversity of the Washington, D.C. metropolitan and Northern Virginia area, when combined with our banking strategy, provides excellent opportunities for long-term, sustainable growth. We aim to capitalize on market opportunities while maintaining a disciplined and conservative credit underwriting culture. Our focus on providing high-touch, responsive relationship-based client service allows us to compete in the market, meeting and exceeding the needs of our customers.

Our approach features competitive customized financial services offered to customers and prospects in a personal relationship context by seasoned professionals. We provide a full range of banking services that become integral to customers’ business operations, which helps to enhance our ability to retain relationships. We believe we offers a better value proposition to our customers by providing high-touch service with few added fees. Our capabilities and reputation enable us to be selective in loan and customer selection, which contributes to our strong asset quality, and our ability to provide multiple services to customers.

We intend to continue expanding our market position through organic growth through expansion of our relationships with existing customers, acquisition of new customers and acquisition of seasoned bankers with strong customer relationships, through selective branching and potentially opportunistic acquisitions, while increasing profitability, maintaining strong asset quality and a high level of customer service.

Our success has been driven by our mission to help our clients, communities and employees prosper. We strive to exceed client expectations by delivering superior, personalized client service supported with high quality bank products and services. We invest in the growth of our employees and give back to the communities in which we do business to foster a brighter future for everyone who lives there. Much of our early growth was the result of the active promotion by our organizing shareholders, board of directors, advisory board and shareholders generally. Many shareholders are customers. We receive referrals from existing customers and all employees are encouraged to promote FVCbank. We believe having such a large group of individuals actively promote the bank has and will continue to augment our ability to generate both deposits and loans through staff and management led marketing and calling campaigns. As we have grown, we have increased reliance on management originated customer relationships, but believe that the strong network of personal, customer and shareholder relationships and referrals will continue to be a significant factor in our business development strategy.

Our vision is to be known as the number one community bank in experience and service in our community. Our passion is to provide the utmost banking experience for each client, to create a positive and empowering work environment for employees, to fulfill its obligation of corporate citizenship in the communities in which we operate and to ensure that FVCbank increases profitability and grows prudently, ensuring its strength and continuity, and increasing shareholder value.

Our principal executive offices are located at 11325 Random Hills Road, Suite 240, Fairfax, Virginia, 22030, and our telephone number is (703) 436 3800.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 280,824 shares of our common stock. Of the shares being offered, 215,789 are currently issued and outstanding issued upon the exercise of options prior to September 21, 2018, and 65,035 are subject to issuance upon the vesting of outstanding awards of restricted stock units made prior to September 21, 2018 under the 2008 Plan. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Risk Factors

Our ability to implement our banking strategy and the success of our business is subject to numerous risks and uncertainties. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” as well as ricks factors which may be disclosed in documents subsequently filed with the SEC.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus. Any of these risks, if they are realized, could materially adversely affect our business, financial condition and results of operations, and consequently, the value of our common stock. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially and adversely affect us. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In any such case, you could lose all or a portion of your original investment.

Risks Related to Our Business

Our business and operations may be materially adversely affected by weak economic conditions.

Our business and operations, which primarily consist of banking activities, including lending money to customers and borrowing money from customers in the form of deposits, are sensitive to general business and economic conditions in the U.S. generally, and in the Washington, D.C. metropolitan area in particular. The economic conditions in our local markets may be different from the economic conditions in the U.S. as a whole. If economic conditions in the U.S. or any of our markets weaken, our growth and profitability from our operations could be constrained. In addition, foreign economic and political conditions could affect the stability of global financial markets, which could hinder economic growth. The current economic environment is characterized by interest rates gradually increasing from near historically low levels, which could impact our ability to attract deposits and to generate attractive earnings through our loan and investment portfolios. All these factors can individually or in the aggregate be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, a decline in the value of our collateral, and an overall material adverse effect on the quality of our loan portfolio.

Our business is also significantly affected by monetary and related policies of the U.S. federal government and its agencies. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government, and future tax rates are concerns for businesses, consumers and investors in the U.S. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial conditions and results of operations.

We are subject to interest rate risk, which could adversely affect our profitability.

Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse impact on our business, financial condition and results of operations.

When short-term interest rates rise, the rate of interest we pay on our interest-bearing liabilities may rise more quickly than the rate of interest that we receive on our interest-earning assets, which may cause our net interest income to decrease. Additionally, a shrinking yield premium between short-term and long-term market interest rates, a pattern usually indicative of investors’ waning expectations of future growth and inflation, commonly referred to as a flattening of the yield curve, typically reduces our profit margin as we borrow at shorter terms than the terms at which we lend and invest.

In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also reduce collateral values and necessitate further increases to the allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk, which could adversely affect our profitability.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the U.S. generally, or in our market areas specifically, experiences material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and our level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses.

Our risk management practices, such as monitoring the concentrations of our loans and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting related customers and the quality of the loan portfolio. Many of our loans are made to small businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers becomes unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances, such as divorce, unemployment or death. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Losses related to any single loan could have a significant impact on our financial condition and results of operations.

While our average funded loan size is relatively small compared to our legal lending limit, our legal lending limit has increased, and we have originated larger loans in recent years. As a result of our commercial real estate lending, the loan portfolio contains a number of loans which have balances in excess of 5% of our shareholder’s equity. Additionally, commercial and industrial loans not primarily secured by real estate are typically made based on the ability of the borrower to make payment on the loan from the cash flow of the business, and are collateralized primarily by business assets such as equipment, inventory and accounts receivable. These assets are often subject to depreciation over time, may be more difficult than real estate collateral to evaluate, and may be more difficult to realize the value of upon foreclosure. As a result, the availability of funds for repayment of such loans is often contingent on the success of the business itself. Although we seek to structure and monitor our loans and the financial condition of our borrowers in an effort to avoid or minimize losses, unexpected reversals in the business of an individual borrower can occur, and the resulting decline in the quality of loans to such borrowers, and related provisions for credit losses, could have a material adverse effect on our earnings, financial condition and shareholder returns.

A substantial portion of our loans are and will continue to be real estate related loans in the Washington, D.C. metropolitan area. Adverse changes in the real estate market or economy in this area could lead to higher levels of problem loans and charge-offs, adversely affecting our earnings and financial condition.

We make loans primarily to borrowers in the Washington, D.C. metropolitan area, focusing on the Virginia counties of Arlington, Fairfax, Loudoun and Prince William and the independent cities located within those counties, and Washington D.C. and its Maryland suburbs, and have a substantial portion of our loans secured by real estate. These concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in such areas, or the continuation of such adverse developments, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In that event, we would likely experience lower earnings or losses. Additionally, if economic conditions in the area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area’s economy, our ability to develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, our provision for loan losses may increase, the value of collateral may decline and loan demand may be reduced.

Increases to our nonperforming assets or other problem assets will have an adverse effect on our earnings.

If the level of our nonperforming or other problem assets increases, we may be required to make additional provisions for loan losses, which will negatively impact our earnings. If we are required to foreclose on any collateral properties securing our loans, we will incur legal and other expenses in connection with the foreclosure and sale process and possible losses on the sale of other real estate owned, or OREO, or other collateral. Additionally, the resolution of nonperforming assets, troubled debt restructurings and other problem assets requires the active involvement of management, which can distract management from its overall supervision of operations and other income producing activities.

Our concentrations of loans may create a greater risk of loan defaults and losses.

A substantial portion of our loans are secured by various types of real estate in the Washington, D.C. metropolitan area and substantially all of our loans are to borrowers in that area. This concentration exposes us to the risk that adverse developments in the real estate market, or the general economic conditions in our market, could increase our nonperforming loans and charge-offs, reduce the value of our collateral and adversely impact our results of operations and financial condition. Management believes that the commercial real estate concentration risk is mitigated by diversification among the types and characteristics of real estate collateral properties, sound underwriting practices, rigorous portfolio monitoring and ongoing market analysis. These categories of loans have historically carried a higher risk of default than other types of loans, such as single family residential mortgage loans. The repayment of these loans often depends on the successful operation of a business or the sale or development of the underlying property, and, as a result, are more likely to be adversely affected by adverse conditions in the real estate market or the economy in general. While we believe that our loan portfolio is well diversified in terms of borrowers and industries, these concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in the Washington, D.C. metropolitan area, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand. In that event, we would likely experience lower earnings or losses. Additionally, if, for any reason, economic conditions in our market area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area’s economy, our ability to develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, our provision for loan losses may increase, the value of collateral may decline and loan demand may be reduced.

Commercial real estate loans tend to have larger balances than single family mortgage loans and other consumer loans. Because the loan portfolio contains a significant number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

We operate in a highly competitive market and face increasing competition from a variety of traditional and new financial services providers, which could adversely impact our profitability.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Washington, D.C. metropolitan area and elsewhere, as well as nontraditional competitors such as fintech companies and internet-based lenders, depositories and payment systems. Our profitability depends upon our continued ability to successfully compete with traditional and new financial services providers, some of which maintain a physical presence in our market areas and others of which maintain only a virtual presence.

Our primary market area is a highly competitive, highly branched, banking market. Competition in the market area for loans to small and middle-market businesses and professionals, our target market, is intense and pricing is important. Several of our competitors have substantially greater resources and lending limits than us, and offer certain services, such as extensive and established branch networks and trust services, that we do not currently provide or currently expect to provide in the near future. Moreover, larger institutions operating in the Washington, D.C. metropolitan area may have access to borrowed funds at lower cost than will be available to us. Additionally, deposit competition among institutions in the market area is strong. Increased competition could require us to increase the rates we pay on deposits or lower the rates that we offer on loans, which could reduce our profitability. Our failure to compete effectively in our market could restrain our growth or cause us to lose market share, which could have a material adverse effect on our business, financial condition and results of operations.

Our portfolio of loans to small and mid-sized community-based businesses may increase our credit risk.

Many of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the market area in which we operate negatively impact this important customer sector, our results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. The deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our financial condition and results of operations.

Our government contractor customers, and businesses in the Washington, D.C. metropolitan area in general, may be adversely impacted by the federal government and a budget impasse.

We are actively seeking to expand our exposure to this business segment. While we believe that our loans to government contractor customers are unlikely to experience more than a delay in payment as a result of government shutdowns, the current emphasis on defense readiness presents an opportunity for many of our customers. In the event of a government shutdown, this could cause these customers to have their government contracts reduced or terminated for convenience, or have payments delayed, causing a loss of anticipated revenues or reduced cash flow, resulting in an increase in credit risk, and potentially defaults by such customers on their respective loans.

Our government contractor customers could also withdraw their deposit balances during a shutdown to fund current operations, resulting in additional liquidity risk. Additionally, temporary layoffs, salary reductions or furloughs of government employees or government contractors could have adverse impacts on other businesses in our market and the general economy of the Washington, D.C. metropolitan area, and may indirectly lead to a loss of revenues by our customers. As a result, a government shutdown could lead to an increase in the levels of past due loans, nonperforming loans, loan loss reserves and charge-offs, and a decline in liquidity.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

Like many financial institutions, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our deposit base. Our deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health and general reputation, and a loss of confidence by customers in us or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due, and failure to maintain sufficient liquidity could materially adversely affect our growth, business, profitability and financial condition.

Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. We require sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. We have a deposit concentration related to municipalities. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of our business activity as a result of a downturn in our market, adverse regulatory actions against us, or changes in the liquidity needs of our depositors. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Our inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have a substantial negative effect on our business, and could result in the closure of the Bank. Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair our ability to fund operations and meet our obligations as they become due and could have a material adverse effect on our business, financial condition and results of operations.

We rely on customer deposits, including brokered deposits, and to a lesser extent on advances from the Federal Home Loan Bank of Atlanta, or FHLB, to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, we may not be able to replace such funds in the future if our financial condition, the financial condition of the FHLB or market conditions were to change. FHLB borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations.

Our reputation is critical to our business, and damage to it could have a material adverse effect on us.

We believe that a key differentiating factor for our business is the strong reputation we have built in our market. Maintaining a positive reputation is critical to attracting and retaining customers and employees. Adverse perceptions of us could make it more difficult for us to execute on our strategy. Harm to our reputation can arise from many sources, including actual or perceived employee misconduct, errors or misconduct by our third party vendors or other counterparties, litigation or regulatory actions, our failure to meet our high customer service and quality standards, compliance failures and weakened financial condition. Negative publicity about us, whether or not accurate, may damage our reputation, which could have a material adverse effect on our business, financial condition and results of operations.

Our allowance for loan losses may be inadequate to absorb losses inherent in the loan portfolio, which could have a material adverse effect on our business, financial condition and results of operations.

Experience in the banking industry indicates that a portion of our loans will become delinquent, and that some may only be partially repaid or may never be repaid at all. We may experience losses for reasons beyond our control, such as the impact of general economic conditions on customers and their businesses. In determining the size of our allowance for loan losses, we rely on an analysis of our loan portfolio considering historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. Although we endeavor to maintain our allowance for loan losses at a level adequate to absorb any inherent losses in the loan portfolio, the determination of the appropriate level of the allowance for loan losses is inherently highly subjective and requires us to make significant estimates of and assumptions regarding current credit risk and future trends, and the accuracy of our judgments depends on the outcome of future events. Further, despite our underwriting criteria and historical experience, we may be particularly susceptible to losses due to: (i) the geographic concentration of our loans, (ii) the concentration of higher risk loans, such as commercial real estate, and commercial and industrial loans, and (iii) the relative lack of seasoning of certain of our loans.

Deterioration of economic conditions affecting borrowers, new information regarding existing loans, inaccurate management assumptions, identification of additional problem loans and other factors, both within and outside of our control, may result in our experiencing higher levels of nonperforming assets and charge-offs, and incurring loan losses in excess of our current allowance for loan losses, requiring us to make material additions to our allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Our federal and state banking regulators, as an integral part of their supervisory function, periodically review the allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. If we need to make significant and unanticipated increases in the loss allowance in the future, or to take additional charge-offs for which we have not established adequate reserves, our results of operations and financial condition could be materially adversely affected at that time.

The success of our growth strategy depends, in part, on our ability to identify and retain individuals with experience and relationships in our market.

Our success depends, in large part, on our management team and key employees. The loss of any of our management team or our key employees could materially adversely affect our ability to execute our business strategy, and we may not be able to find adequate replacements on a timely basis, or at all. We cannot ensure that we will be able to retain the services of any members of our management team or other key employees. Failure to attract and retain a qualified management team and qualified key employees could have a material adverse effect on our business, financial condition and results of operations.

In order to continue to grow successfully, we must also identify and retain experienced loan officers with local expertise and relationships. We expect that competition for experienced loan officers will continue to be intense and that there will be a limited number of qualified loan officers with knowledge of, and experience in, the community banking industry in our market area. Even if we identify individuals that we believe could assist us in building our franchise, we may be unable to recruit these individuals away from their current banks. In addition, the process of identifying and recruiting loan officers with the combination of skills and attributes required to carry out our strategy is often lengthy. Our inability to identify, recruit and retain talented personnel could limit our growth and could adversely affect our business, financial condition and results of operations. The lack of acquisition opportunities in the future, or our inability to successfully bid for such opportunities as are available, could result in a slower pace of growth.

We may not be able to successfully manage continued growth.

We cannot be certain as to our ability to manage increased levels of assets and liabilities, or to successfully make and supervise higher balance loans. Further, we may not be able to maintain the relatively low number and level of nonperforming loans and charge-offs that we have experienced. We may be required to make additional investments in equipment, software, physical facilities and personnel to accumulate and manage higher asset levels and loan balances, which may adversely impact earnings, shareholder returns, and our efficiency ratio. Increases in operating expenses or nonperforming assets may have an adverse impact on the value of our common stock.

There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. A downturn in economic conditions in our market, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, a failure to maintain adequate internal controls and compliance processes, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing our strategic initiatives. Our failure to sustain our historical rate of growth or adequately manage the factors that have contributed to our growth could have a material adverse effect on our earnings and profitability and therefore on our business, financial condition and results of operations.

Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.

The federal banking agencies have issued guidance governing financial institutions that have concentrations in commercial real estate lending. The guidance provides that institutions which have (i) total reported loans for construction, land development, and other land loans which represent 100% or more of an institution’s total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution’s total risk-based capital, where the institution’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. We have a concentration in commercial real estate loans, and we have experienced significant growth in our commercial real estate portfolio in recent years. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to its commercial real estate portfolio. Nevertheless, we could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could limit our growth, require us to obtain additional capital, and have a material adverse effect on our business, financial condition and results of operations.

Lack of seasoning of our loan portfolio could increase risk of credit defaults in the future.

As a result of our organic growth over the past several years, a substantial percentage of the loans in our loan portfolio were first originated during the past three years. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Therefore, the recent and current level of delinquencies and defaults may not represent the level that may prevail as the portfolio becomes more seasoned and may not serve as a reliable basis for predicting the health and nature of our loan portfolio, including net charge-offs and the ratio of nonperforming assets in the future. Our limited experience with these loans may not provide us with a significant history with which to judge future collectability or performance. However, we believe that our stringent credit underwriting process, our ongoing credit review processes, and our history of successful management of our loan portfolio, mitigate these risks. Nevertheless, if delinquencies and defaults increase, we may be required to increase our provision for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Limits on our ability to use brokered deposits as part of our funding strategy may adversely affect our ability to grow.

A “brokered deposit” is any deposit that is obtained from, or through the mediation or assistance of, a deposit broker. These deposit brokers attract deposits from individuals and companies throughout the country and internationally whose deposit decisions are based almost exclusively on obtaining the highest interest rates. Recently enacted legislation excludes reciprocal deposits of up to the lesser of $5 billion or 20% of an institution’s deposits from the definition of brokered deposits, where the institution is well capitalized and has a composite supervisory rating of 1 or 2. We have used brokered deposits in the past, and we intend to continue to use brokered deposits as one of our funding sources to support future growth. We have established a brokered deposit to total deposit tolerance ratio of 15%. There are risks associated with using brokered deposits. In order to continue to maintain our level of brokered deposits, we may be forced to pay higher interest rates than those contemplated by our asset-liability pricing strategy which could have an adverse effect on our net interest margin. In addition, banks that become less than “well capitalized” under applicable regulatory capital requirements may be restricted in their ability to accept or renew, or prohibited from accepting or renewing, brokered deposits. If this funding source becomes more difficult to access, we will have to seek alternative funding sources in order to continue to fund our growth. This may include increasing our reliance on FHLB borrowing, attempting to attract additional non-brokered deposits, and selling loans. There can be no assurance that brokered deposits will be available, or if available, sufficient to support our continued growth. The unavailability of a sufficient volume of brokered deposits could have a material adverse effect on our business, financial condition and results of operations.

We may face risks with respect to future expansion or acquisition activity.

We selectively seek to expand our banking operations through limited de novo branching or opportunistic acquisition activities. We cannot be certain that any expansion activity, through de novo branching, acquisition of branches of another financial institution or a whole institution, or the establishment or acquisition of nonbanking financial service companies, will prove profitable or will increase shareholder value. The success of any acquisition will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining our business and that of the target company. Our ability to realize increases in revenue will depend, in part, on our ability to retain customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, diversion of management attention, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. Customers may not readily accept changes to their banking arrangements that we make as part of or following an acquisition. Additionally, the value of an acquisition to us is dependent on our ability to successfully identify and estimate the magnitude of any asset quality issues of acquired companies.

We may not be successful in overcoming these risks or other problems encountered in connection with potential acquisitions or other expansion activity. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition or results of operations. Additionally, if we record goodwill in connection with any acquisition, our financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired, which would require us to take an impairment charge.

New lines of business, products, product enhancements or services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts. In developing, implementing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources. We may underestimate the appropriate level of resources or expertise necessary to make new lines of business or products successful or to realize their expected benefits. We may not achieve the milestones set in initial timetables for the development and introduction of new lines of business, products, product enhancements or services, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. We may also decide to discontinue businesses or products, due to lack of customer acceptance or unprofitability. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition and results of operations.

We depend on the accuracy and completeness of information provided by customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon customers’ representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or audit or accountants’ reports, with respect to the business and financial condition of our customers. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

We depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition.

Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems. We outsource many of our major systems, such as data processing, deposit processing, loan origination, email and anti-money laundering monitoring systems. Of particular significance is our long-term contract for core data processing services with Fidelity National Information Services, Inc. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations, and we could experience difficulty in implementing replacement solutions. In many cases, our operations rely heavily on secured processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

We are subject to cybersecurity risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents, and we may experience harm to our reputation and liability exposure from security breaches.

Our business involves the storage and transmission of customers’ proprietary information and security breaches could expose us to a risk of loss or misuse of this information, litigation and potential liability. While we have incurred no material cyber-attacks or security breaches to date, a number of other financial services and other companies have disclosed cyber-attacks and security breaches, some of which have involved intentional attacks.

Attacks may be targeted at us, our customers or both. Although we devote significant resources to maintain, regularly update and backup our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us or our customers, our security measures may not be effective against all potential cyber-attacks or security breaches. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate, or implement effective preventive measures against, all security breaches of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources, including persons who are involved with organized crime or associated with external service providers or who may be linked to terrorist organizations or hostile foreign governments. These risks may increase in the future as we continue to increase our internet-based product offerings and expand our internal usage of web-based products and applications. If an actual or perceived security breach occurs, customer perception of the effectiveness of our security measures could be harmed and could result in the loss of customers.

A successful penetration or circumvention of the security of our systems, including those of third party providers or other financial institutions, or the failure to meet regulatory requirements for security of our systems, could cause serious negative consequences, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or systems or those of our customers or counterparties, significant increases in compliance costs (such as repairing systems or adding new personnel or protection technologies), and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation and regulatory exposure, and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Failure to keep up with the rapid technological changes in the financial services industry could have a material adverse effect on our competitive position and profitability.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete effectively and could have a material adverse effect on our business, financial condition or results of operations. As these technologies are improved in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have a material adverse effect on our business, financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks and/or losses to us.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate any risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or other institutions. These losses could have a material adverse effect on our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management’s attention.

Following completion of this offering, we will be a public company, subject for the first time to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. Although we are already subject to internal control practices similar to those required under the Sarbanes-Oxley Act, under FDIC regulations, these laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have experienced prior to becoming a public company. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. As a Nasdaq listed company, we will be required to prepare and file proxy materials which meet the requirements of the Exchange Act and the SEC’s proxy rules. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. In order to maintain, appropriately document and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Additionally, any failure by us to file our periodic reports with the SEC in a timely manner could, among other things, harm our reputation, cause our investors and potential investors to lose confidence in us, restrict trading in or reduce the market price of our common stock, and potentially limit our ability to access the capital markets.

If we fail to design, implement and maintain effective internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, which could have a material adverse effect on us.

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud.

We believe that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control system in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and FDIC regulations could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the use of data and modeling in both our management’s decision-making generally and in meeting regulatory expectations in particular.

The use of statistical and quantitative models and other quantitatively-based analyses is endemic to bank decision-making and regulatory compliance processes, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, allowance for loan loss measurement, portfolio stress testing and the identification of possible violations of anti-money laundering regulations are examples of areas in which we are dependent on models and the data that underlies them. We anticipate that model-derived insights will be used more widely in our decision-making in the future. While these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could yield adverse outcomes or regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision making, which could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital in the future, and we may not be able to do so.

Access to sufficient capital is critical in order to enable us to implement our business plan, support our business, expand our operations and meet applicable capital requirements. The inability to have sufficient capital, whether internally generated through earnings or raised in the capital markets, could adversely impact our ability to support and to grow our operations. If we grow our operations faster than we generate capital internally, we will need to access the capital markets. We may not be able to raise additional capital in the form of additional debt or equity on acceptable terms, or at all. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, our financial condition and our results of operations. Economic conditions and a loss of confidence in financial institutions may increase our cost of capital and limit access to some sources of capital. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse impact on our business, financial condition and results of operations.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets.

A substantial portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing loans. There is a risk that hazardous or toxic substances could be found on these properties and that we could be liable for remediation costs, as well as personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to sell the affected property. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, financial condition and results of operations.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

In the normal course of business, from time to time, we may be named as a defendant in various legal actions, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, we may in the future be subject to consent orders or other formal or informal enforcement agreements with our regulators. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on our business, financial condition and results of operations.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately reflect the net value of the collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of OREO, that we acquire through foreclosure proceedings and to determine loan impairments. If any of these valuations are inaccurate, our financial statements may not reflect the correct value of our OREO, if any, and our allowance for loan losses may not reflect accurate loan impairments. Inaccurate valuation of OREO or inaccurate provisioning for loan losses could have a material adverse effect on our business, financial condition and results of operations.

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.

The nature of our business makes us sensitive to the large body of accounting rules in the U.S. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we: (i) calculate the allowance for loan losses on the basis of the current expected credit losses over the lifetime of our loans, referred to as the CECL model, which is expected to be applicable to us beginning in 2020; and (ii) record the value of and liabilities relating to operating leases on our balance sheet, which is expected to be applicable beginning in 2019. These changes could adversely affect our capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on our business, financial condition and results of operations.

Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current GAAP, which delays recognition until it is probable a loss has been incurred. Accordingly, we expect that the adoption of the CECL model will materially affect how we determine our allowance for loan losses, and could require us to significantly increase our allowance. Moreover, the CECL model may create more volatility in the level of the allowance for loan losses. If we are required to materially increase the level of the allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations. We are evaluating the impact the CECL accounting model will have on our accounting, but expect to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. We cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on our financial condition or results of operations.

The fair value of our investment securities can fluctuate due to factors outside of our control.

Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments, or OTTI, and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, financial condition or results of operations. The process for determining whether impairment of a security is OTTI usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer, any collateral underlying the security and our intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value, in order to assess the probability of receiving all contractual principal and interest payments on the security. Our failure to correctly and timely assess any impairments or losses with respect to our securities could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Industry

Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the Federal Reserve and the Virginia Bureau of Financial Institutions, or VBFI. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which imposes significant regulatory and compliance changes on financial institutions, is an example of this type of federal regulation. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

In addition, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business differs from our assessment, we may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

The Federal Reserve and the VBFI periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve or the VBFI were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to require us to remediate any such adverse examination findings.

In addition, these agencies have the power to take enforcement action against us to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have a material adverse effect on our business, financial condition and results of operations.

We may be required to act as a source of financial and managerial strength for our Bank in times of stress.

Under federal law and long-standing Federal Reserve policy, we, as a bank holding company, are required to act as a source of financial and managerial strength to our Bank and to commit resources to support our Bank if necessary. We may be required to commit additional resources to our Bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders’ or creditors’, best interests to do so. A requirement to provide such support is more likely during times of financial stress for us and our Bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our Bank are subordinate in right of repayment to deposit liabilities of our Bank.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

Regulatory capital rules, adopted in July 2013, implement higher minimum capital requirements for bank holding companies and banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Bank holding companies and banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% (when fully phased in as of January 1, 2019) to avoid limitations on capital distributions and discretionary executive compensation payments. The revised capital rules also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed “well capitalized” for purposes of certain rules and prompt corrective action requirements.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Our regulatory capital ratios currently are in excess of the levels established for “well capitalized” institutions. Future regulatory change could impose higher capital standards.

Recently enacted legislation directs the federal bank regulatory agencies to develop a “Community Bank Leverage Ratio,” calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. If a “qualified community bank,” generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for “well capitalized” status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. If we qualify for this simplified capital regime, there can be no assurance that satisfaction of the Community Bank Leverage Ratio will provide adequate capital for our operations and growth, or an adequate cushion against increase levels of nonperforming assets or weakened economic conditions.

Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on our business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act or Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the Financial Crimes Enforcement Network, or FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the Office of Foreign Assets Control, or OFAC. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous “fair and responsible banking” laws designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act and the Dodd-Frank Act prohibit unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, or DOJ, federal banking agencies, and other federal and state agencies are responsible for enforcing these fair and responsible banking laws and regulations. A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our reputation, business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act, or the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure, or perceived failure, to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our operations, financial condition and results of operations.

Our use of third party vendors and our other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

We regularly use third party vendors in our business and we rely on some of these vendors for critical functions including, but not limited to, our core processing function. Third party relationships are subject to increasingly demanding regulatory requirements and attention by bank regulators. We expect our regulators to hold us responsible for deficiencies in our oversight or control of our third party vendor relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or that such vendors have not performed adequately, we could be subject to administrative penalties or fines as well as requirements for consumer remediation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Rulemaking changes implemented by the Consumer Financial Protection Bureau will result in higher regulatory and compliance costs that may adversely affect our business.

The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau, or CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations issued by the CFPB have created a more intense and complex environment for consumer finance regulation. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination. These changes could have a material adverse effect on our business, financial condition and results of operations.

Potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees.

The Federal Reserve, other federal banking agencies and the SEC have jointly published proposed rules designed to implement provisions of the Dodd-Frank Act prohibiting incentive compensation arrangements that would encourage inappropriate risk taking at covered financial institutions, which includes a bank or bank holding company with $1 billion or more in consolidated assets. It cannot be determined at this time whether or when a final rule will be adopted and whether compliance with such a final rule will substantially affect the manner in which we structure compensation for our executives and other employees. Depending on the nature and application of the final rules, we may not be able to successfully compete with financial institutions and other companies that are not subject to some or all of the rules to retain and attract executives and other high performing employees.

Our Bank’s FDIC deposit insurance premiums and assessments may increase.

Our Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank’s average consolidated total assets less its average tangible equity. Our Bank’s regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to an Investment in Our Common Stock

An active public market for our common stock does not currently exist and may not develop, and therefore shareholders may not be able to easily sell their common stock.

Our common stock is currently listed for trading on The Nasdaq Capital market. Trading volume in the common stock has been limited. There can be no assurance that an active trading market for shares of our common stock will develop or if one develops, that it can be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business through acquisitions, by using our common stock as consideration, should we elect to do so.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

•                  actual or anticipated variations in quarterly operating results, financial conditions or credit quality;

•                  changes in business or economic conditions, generally, and in the market for the financial services industry in particular;

•                  recommendations or research reports about us or the financial services industry in general published by securities analysts;

•                  the failure of securities analysts to cover, or to continue to cover, us after this offering;

•                  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•                  news reports relating to trends, concerns and other issues in the financial services industry;

•                  perceptions in the marketplace regarding us and/or our competitors;

•                  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•                  additions or departures of key personnel;

•                  future sales or issuance of additional shares of stock;

•                  fluctuations in the stock price and operating results of our competitors;

•                  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;

•                  new technology used, or services offered, by competitors;

•                  actions of one or more investors in selling our common stock short; or

•                  geopolitical conditions such as acts or threats of terrorism, pandemics or military conflicts.

We are an “emerging growth company,” as defined in the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various requirements generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemption from requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies, although we have irrevocably elected to opt out of such extended transition period.

We may take advantage of these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may a less active trading market for our common stock, and our stock price may be more volatile or decline.

Securities analysts may not initiate or continue coverage on our common stock, which could adversely affect the market for our common stock.

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our common stock is the subject of an unfavorable report, the price of our common stock may decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, the price or trading volume of our common stock could decline as a result.

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

With limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could adversely affect the market price of our common stock.

As a public company, we will incur significant legal, accounting, insurance, compliance and other expenses. Any deficiencies in our financial reporting or internal controls could materially and adversely affect our business and the market price of our common stock.

As a public company, we will incur significant legal, accounting, insurance and other expenses. These costs and compliance with the rules of the SEC and the rules of Nasdaq will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our 2019 fiscal year, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal control over financial reporting. Beginning with the time we are no longer an “emerging growth company” as defined in the JOBS Act, but no later than December 31, 2023, we will be required to engage our independent registered public accounting firm to audit and opine on the design and operating effectiveness of our internal control over financial reporting. This process will require significant documentation of policies, procedures and systems, and review of that documentation and testing of our internal control over financial reporting by our internal auditing and accounting staff and our independent registered public accounting firm. This process will require considerable time and attention from management, which could prevent us from successfully implementing our business initiatives and improving our business, financial condition and results of operations, any strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board, or PCAOB, as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and would preclude our independent auditors from expressing an unqualified opinion on the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, and may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, it may materially and adversely affect us.

We have no current plans to pay cash dividends.

Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. The Bank is our primary operating business and the source of substantially all of our earnings, and our ability to pay dividends will be subject to the earnings, capital levels, capital needs and limitations relating to the payment of dividends by the Bank to us. The amount of dividends that a bank may pay is limited by state and federal laws and regulations. While we have sufficient retained earnings and expect our future earnings to be sufficient to pay cash dividends, our board of directors currently intends to retain earnings for the purpose of financing growth. In addition, we are a bank holding company, and our ability to declare and pay dividends to our shareholders is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition.

We may issue additional equity securities, or engage in other transactions, which could affect the priority of our common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to common shareholders. We may also issue shares of preferred stock that will provide new investors with rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Future equity issuances could result in dilution, which could cause our common stock price to decline and future sales of our common stock could depress the market price of our common stock.

Although we do not currently have any plans, arrangements or understandings to issue any shares of our common stock during the twelve month period following the date of this prospectus other than pursuant to the equity compensation arrangements, actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance. We may issue all of these shares without any action or approval by our shareholders, and these shares, once issued (including upon exercise of outstanding options), will be available-for-sale into the public market, subject to the restrictions described in this prospectus, if applicable, for affiliate holders.

Our corporate governance documents, and corporate and banking laws applicable to us, could make a takeover more difficult and adversely affect the market price of our common stock.

Certain provisions of our articles of incorporation and bylaws, and Virginia corporate and federal banking laws, could delay, defer, or prevent a third party from acquiring control of our organization or conducting a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions and regulations applicable to us:

•                  enable our board of directors to issue additional shares of authorized, but unissued capital stock;

•                  enable our board of directors to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board;

•                  do not provide for cumulative voting rights;

•                  enable our board of directors to amend our bylaws without shareholder approval;

•                  limit the right of shareholders to call a special meeting;

•                  require advance notice for director nominations and other shareholder proposals;

•                  require prior regulatory application and approval of any transaction involving control of our organization;

•                  limit the ability of the Company to enter into certain business combination transactions with affiliated shareholders, without prior board approval; and

•                  limit the ability of holders of more than 20% of our common stock from voting certain of their shares.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the Deposit Insurance Fund of the FDIC, any other deposit insurance fund, or any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business practices and prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. The publication of any such commentary regarding us in the future may bring about a temporary, or possibly long-term, decline in the market price of our common stock. No assurances can be made that declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise. When the market price of a company’s stock drops significantly, it is not unusual for stockholder lawsuits to be filed or threatened against the company and its board of directors and for a company to suffer reputational damage. Such lawsuits could cause us to incur substantial costs and divert the time and attention of our board and management. In addition, reputational damage may affect our ability to attract and retain deposits and may cause our deposit costs to increase, which could adversely affect our liquidity and earnings. Reputational damage may also affect our ability to attract and retain loan customers and maintain and develop other business relationships, which could likewise adversely affect our earnings. Negative reports issued by short sellers could also negatively impact our ability to attract and retain employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•                  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•                  geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•                  the occurrence of significant natural disasters;

•                  our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure;

•                  changes in consumer spending and savings habits;

•                  technological and social media changes;

•                  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;

•                  changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•                  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•                  the impact of changes in laws, regulations and policies affecting the real estate industry;

•                  the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the PCAOB, the Financial Accounting Standards Board or other accounting standards setting bodies;

•                  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•                  the willingness of users to substitute competitors’ products and services for our products and services;

•                  the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

•                  changes in the level of our nonperforming assets and charge-offs;

•                  our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators;

•                  potential exposure to fraud, negligence, computer theft and cyber-crime;

•                  the businesses of the Bank and Colombo may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•                  the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected;

•                  deposit attrition, operating costs, customer losses, and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•                  the regulatory approvals required for the merger may not be obtained, and if obtained, they may not be obtained on the expected terms or on the anticipated schedule;

•                  termination of the merger agreement, or failure to complete the merger, could negatively impact our stock and our future business and financial results;

•                  we will be subject to business uncertainties and contractual restrictions while the merger is pending that could be harmful to our operations; and

•                  if the merger is not completed, we will have incurred substantial expenses and committed substantial time and resources without realizing the expected benefits of the merger.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled “Risk Factors.” If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares by the selling stockholders. We will not receive any proceeds from the resale of the shares by the selling stockholders.

The table below sets forth, as of December 20, 2018, (i) the name of each person (other than non-affiliates who hold less than 1,000 shares of shares of restricted stock issued or issuable pursuant to the 2008 Plan) who is offering the resale of shares by this prospectus; (ii) the number of shares of common stock known to us to be beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each such person; (iii) the number of shares that each selling stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such selling stockholder has a present intention to do so; and (iv) the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered, and that they do not purchase, sell or otherwise acquire or dispose of any shares of common stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Certain unnamed persons who are not affiliates of FVCB and who own fewer than 1,000 shares of restricted stock issued or issuable under the 2008 Plan may use this prospectus to reoffer or resell such shares.  Such unnamed persons own an aggregate of 11,200 shares of common stock subject to this prospectus.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 20, 2018, and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)	Percentage of Common Stock Beneficially Owned Before Resale(1)(2)(4)	Shares of Common Stock Offered For Resale in this Offering(4)	Shares of Common Stock Beneficially Owned After this Offering(1)(2)(3)	Percentage of Common Stock Beneficially Owned After Resale(1)(2)(4)
William B. Byers	6,031	*	8,375	1,031	*
Allissa Curry	250	*	1,000	0	*
Jennifer L. Deacon	1,468	*	1,875	1,000	*
B. Todd Dempsey	19,607	*	18,671	936	*
James Elliott	250	*	1,000	0	*
Patricia A. Ferrick	31,438	*	20,647	10,791	*
L. Burwell Gunn	17,700	*	1,600	16,100	*
Michael Huang		*	23,309	0	*
Sharon L. Jackson	12,241	*	1,500	10,741	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)	Percentage of Common Stock Beneficially Owned Before Resale(1)(2)(4)	Shares of Common Stock Offered For Resale in this Offering(4)	Shares of Common Stock Beneficially Owned After this Offering(1)(2)(3)	Percentage of Common Stock Beneficially Owned After Resale(1)(2)(4)
Oliver James	282	*	1,000	282	*
Brooke Johnson	11,599	*	2,893	1,026	*
Anna Keefe	1,026	*	1,176	0	*
Todd Lattimer	11,375	*	11,375	0	*
Scott Laughlin	81,995	*	8,629	73,366	*
Farideh Mullafiroze	13,865	*	5,577	8,288	*
Michael G. Nassy	9,232	*	11,335	1,647	*
Lance D. Nobles	282	*	1,000	32	*
Thomas L. Patterson	109,636	*	5,628	104,008	*
David W. Pijor	253,964	1.85%	87,125	166,839	1.22%
Christine Rowe	6,248	*	6,058	190	*
Devin Satz	74,617	*	7,458	67,159	*
Lawrence W. Schwartz	52,135	*	15,293	36,842	*
Sidney G. Simmonds	25,351	*	1,600	23,751	*
Daniel M. Testa	135,157	*	7,458	127,699	*
Chris Turley	250	*	1,000	0	*
Nino Vaghi	722,411	5.27%	5,858	716,553	5.23%
Steffany Watson	3,178	*	3,928	0	*
Phillip R. Wills, III	193,551	1.41%	1,600	191,951	1.40%
Steven M. Wiltse	16,532	*	1,600	14,932	*
Clive Yeo	4,056	*	4,056	0	*

*                                         Less than one percent

(1)                                 Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying restricted stock units that vest within 60 days after December 20, 2018, (as used in this section, the “Determination Date”), are deemed outstanding for purposes of computing the beneficial ownership of the person holding restricted stock units but are not deemed outstanding for computing the beneficial ownership of any other person. Except where we had knowledge of such ownership, the number presented in this column may not include shares held in street name or through or with other persons or entities over which the selling stockholder has voting and dispositive power.

(2)                                 Certain of the shares being offered are issuable pursuant to restricted stock units outstanding on the Determination Date, and the selling stockholder may not have beneficial ownership of such shares until the vesting date, which may be more than 60 days from the Determination Date. As a result, such shares are not beneficially owned as of the Determination Date.

(3)                                 Assumes all of the shares of common stock being offered are sold in the offering, that shares of common stock beneficially owned by such selling stockholder on the Determination Date but not being offered pursuant to this prospectus (if any) are not sold or otherwise disposed of, and that no additional shares are purchased or otherwise acquired other than pursuant to restricted stock units relating to the shares being offered.

(4)                                 Percentages are based on the 13,695,381 shares of common stock issued and outstanding as of the Determination Date.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this reoffer prospectus for the account of the selling stockholders. The shares of common stock offered may be sold from time to time directly by or on behalf of each selling stockholder in one or more transactions on The Nasdaq Capital Market or any other stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

Each selling stockholder may sell a number of shares equal to one percent (1%) of the outstanding shares of common stock during any three month period pursuant to this prospectus, unless FVCB is eligible to use Form S-3, which is not expected to occur until at least September 13, 2019, the 12 month anniversary of FVCB becoming subject to Section 12 of the Securities and Exchange Act, and depends on FVCB’s compliance with certain regulations.  As of September 30, 2018, there were 12,831,040 shares of common stock outstanding, meaning that each selling stockholder could sell up to 128,310 shares in any three month period.  Please refer to our periodic reports filed with the SEC to determine the current number of outstanding shares of common stock and the individual limitation on sales pursuant to this prospectus.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the selling stockholders or other party selling such shares. Sales of the shares must be made by the selling stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act.

In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR CAPITAL SECURITIES

The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation, or articles, and bylaws, as currently in effect. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, its articles and bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part. You are urged to read these documents for a more complete understanding of shareholder rights.

General

We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of the date hereof, there were 13,695,381 shares of common stock outstanding, and no shares of preferred stock designated or outstanding. An aggregate of 2,297,716 shares of common stock are reserved for issuance under our equity compensation plans.

Because we are a holding company, its to participate in any distribution of assets of any subsidiary, including FVCbank, upon its liquidation or reorganization or otherwise (and the ability of our shareholders to benefit indirectly from such a distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that we is a creditor of that subsidiary with recognized claims. Claims on our subsidiaries by creditors other than FVCB will include substantial obligations with respect to deposit liabilities and purchased funds.

Common Stock.    Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock. Holders of shares of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. Our ability to pay dividends will be dependent upon FVCbank’s earnings and financial condition and certain legal requirements. Upon our liquidation, dissolution or winding, whether voluntary or involuntary, holders of our common stock are entitled to share ratably, in all of our remaining assets available for distribution, after satisfaction in full of all liabilities and subject to the prior rights to distributions of holders of outstanding shares of preferred stock, if any.

Holders of our common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of any class of our capital stock. Holders of our common stock have no conversion or redemption rights. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock.    Our board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, conversion, dividend, or other special rights or powers, and the limitations, qualifications, and restrictions of such shares of preferred stock.

The existence of shares of authorized undesignated preferred stock would enable us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow it to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of our common stock.

The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

Lock-Up Agreements

In connection with the underwritten public offering of our common stock, completed on September 17, 2018, FVCB, its executive officers and directors, Mr. Nino Vaghi, a former director of FVCB, and Mr. Morton A. Bender, who became a director upon completion of the merger of Colombo Bank into FVCbank, entered into lock-up agreements with the underwriters. Under these agreements, FVCB and each of these persons may not, without the prior written approval of the representative of the underwriters and subject to certain exceptions:

•                  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition;

•                  make any demand or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;

•                  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or

•                  publicly disclose any intention to do any of the foregoing.

These restrictions will be in effect until March 13, 2019. At any time and without public notice, the representative of the underwriters may, in its sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representative has agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

In addition, the restrictions described above will not apply to certain transfers of the locked-up shares, so long as the transferee agrees, among other things, to be bound by the terms of the lock-up agreement. Such transfers permitted under the lock-up agreement include, but are not limited to transfers of shares of our common stock:

•                  as a bona fide gift or gifts or by will or intestate succession;

•                  to any trust or family limited partnership for the benefit of the transferor or his or her immediate family; and

•                  to any wholly-owned subsidiary of the transferor

The lock-up restrictions also do not apply to transfers of shares of our common stock:

•                  to FVCB to satisfy any tax withholding obligations upon the exercise or vesting of equity awards; or

•                  pledged in a bona fide transaction outstanding as of the date of the lock-up agreement.

These restrictions will apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. They also apply to securities convertible into or exchangeable or exercisable for or repayable with FVCB common stock to the same extent as they apply to FVCB common stock.

Certain Provisions of FVCB’s Articles of Incorporation and Bylaws.

Voting Requirements for Extraordinary Transactions.    Our articles of incorporation do not contain any provisions which would require a greater or lesser than normal vote of shareholders, or any provisions which impose special approval or other requirements on corporate transactions or other matters. In general, extraordinary transactions such as mergers, acquisitions, share exchanges and amendment of the articles of incorporation, would require approval by the holders of two-thirds of the votes entitled to be cast on the matter.

Consideration of Other Constituencies.    Our  articles of incorporation contain a provision which requires the board of directors, when evaluating any offer of another party to (i) make a tender or exchange offer for its equity securities, (ii) merge or consolidate with another corporation, (iii) purchase or otherwise acquire all or substantially all of its properties and assets, or (iv) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions to give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed transaction on the depositors, employees, customers, and other constituencies of FVCB and its subsidiaries and of the communities in which they operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of FVCB in a freely negotiated sale and of our future prospects as an independent entity. This provision, which requires the board to consider noneconomic factors, could be deemed to have an antitakeover effect.

Shareholder Action by Written Consent.    Under our bylaws, and the Virginia Stock Corporation Act, or VSCA, any action, that, under any provision of the VSCA, may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote on the matter.

Call of a Special Meeting of Shareholders.    Our  bylaws provide that special meetings of shareholders may only be called by our board, by the chairman of the board or by our president.

Amendment of the Bylaws.    Our bylaws provide that, except where law or the articles of incorporation reserve the right for the shareholders, the bylaws may be amended or repealed, or new bylaws may be adopted by, the board of directors the affirmative vote of a majority of the board of directors. Our articles of incorporation and Virginia law are silent on the reservation of the authority to amend the articles to the shareholders.

Elimination of Liability.    Our articles of incorporation provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of FVCB will not be liable to FVCB or its shareholders for monetary damages. In general, under the VSCA, a corporation may limit or eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or any federal or state securities law.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.    Our bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as director which a shareholder desires to bring before a meeting of shareholders. Such requirements will be in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in our proxy materials.

Certain Provisions of Virginia Law

The VSCA contains provisions which could be deemed to have an antitakeover effect. The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the VSCA are enumerated herein.

Affiliated Transactions.    The VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•                  the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•                  the affiliated transaction has been approved by a majority of the disinterested directors; or

•                  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions.    Under the VSCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 331/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•                  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•                  among other exceptions, unless such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.” The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but we have has not done so.

Transfer Agent.    The transfer agent and registrar for our common stock is Computershare Trust Company.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus is being passed upon for us by Buckley Sandler LLP, Washington, D.C. Attorneys at Buckley Sandler LLP participating in such matters own an aggregate of approximately 9,764 shares of our common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2017 and 2016, and for the years then ended, incorporated by reference in this prospectus and in the registration statement, have been included in reliance upon the report of Yount, Hyde & Barbour P.C., independent registered public accounting firm, which is included herein upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S 1 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of our common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1 800 SEC 0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s Internet website at www.sec.gov.

We also maintain an Internet website at www.FVCbank.com. We make available on our website, our annual reports on Form 10 K, quarterly reports on Form 10 Q, current reports on Form 8 K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC; our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (file no. 001-38647) This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)         Our final prospectus dated September 13, 2018 and filed with the Commission on September 17, 2018 pursuant to Rule 424(b)(4) under the Securities Act in connection with our public offering Registration Statement S-1 (File No. 333-226942);

(b)         Our Quarterly Report on Form 10-Q for the period ended September 30, 2018;

(c)          Our Current Report on Form 8-K filed on October 15, 2018;

(d)         The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on September 7, 2018 and any amendments, reports or other filings filed with the SEC for the purpose of updating that description; and

(e)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2017.

All documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

Copies of any or all of these documents, as well as copies of all Plan documents, are available to participants hereunder at any time, without charge, upon written or oral request directed to: Jennifer L. Deacon, Executive Vice President and Chief Financial Officer, FVCBankcorp, Inc., 11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030, (703) 436-3865, jdeacon@fvcbank.com.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated December 21, 2018.  You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed by FVCBankcorp, Inc. (“FVCB”) with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)                                 FVCB’s final prospectus dated September 13, 2018 and filed with the Commission on September 17, 2018 pursuant to Rule 424(b)(4) under the Securities Act in connection with FVCB’s public offering Registration Statement S-1 (File No. 333-226942); and

(2)                                 FVCB’s Quarterly Report on Form 10-Q for the period ended September 30, 2018;

(3)                                 FVCB’s Current Report on Form 8-K filed on October 15, 2018;

(4)                                 The description of the Common Stock set forth in FVCB’s Registration Form 8-A filed with the Commission on September 7, 2018 and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

(5)                                 FVCB’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents listed in the first item above.

All documents filed by FVCBankcorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

The law firm of Buckley Sandler LLP has acted as counsel to FVCB with respect to this registration statement and passed upon certain legal matters relating to the validity of the shares of FVCB common stock offered hereby. Attorneys at Buckley Sandler LLP who have been involved in such matters owned an aggregate of 9,764 shares of FVCB common stock.

ITEM 6.  Indemnification of Directors and Officers

FVCB’s Articles of Incorporation provide that FVCB shall, to the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act (the “VSCA”) and any other applicable law, indemnify a director or officer of the corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of FVCB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Articles of Incorporation further provide that FVCB shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of FVCB against reasonable expenses incurred in connection with the proceeding.

Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses. In addition, the VSCA permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•                  a written undertaking by the director or officer or executed on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he did not meet the standard of conduct.

The indemnification provided by FVCB’s Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise. In the event there has been a change in the composition of a majority of the FVCB’s Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If FVCB’s Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

ITEM 7.  Exemption From Registration Claimed.

The shares of restricted stock being registered hereby were issued in reliance on Rule 701 under the Securities Act of 1933, as amended.

ITEM 8.  Exhibits.

Exhibit Number	Description

4.1	FVCBankcorp, Inc. Amended and Restated 2008 Stock Plan (1)
5.1	Opinion of Buckley Sandler LLP
23.1	Consent of Buckley Sandler LLP., included in Exhibit 5.1
23.2	Consent of Yount, Hyde & Barbour, P.C.

(1)                                 Incorporated by reference to Exhibit 10.5 to FVCB’s Registration Statement on Form S-1 (File No. 333-226942) filed on August 20, 2018.

ITEM 9.  Undertakings.

The Registrant hereby undertakes that:

(1)                                 it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                           that, for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                           to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on this 21st day of September, 2018.

FVCBANKCORP, INC.

By	/s/ David W. Pijor
David W. Pijor
Chairman and Chief Executive Officer

Name	Position	Date

/s/ David W. Pijor	Chairman and Chief Executive Officer	December 21, 2018
David W. Pijor	(Principal Executive Officer)

/s/ Patricia A. Ferrick	President, Director	December 21, 2018
Patricia A. Ferrick

/s/ Morton A. Bender	Director	December 21, 2018
Morton A. Bender

/s/ L. Burwell Gunn	Director	December 21, 2018
L. Burwell Gunn

/s/ Scott Laughlin	Director	December 21, 2018
Scott Laughlin

/s/ Thomas L. Patterson	Director	December 21, 2018
Thomas L. Patterson

/s/ Devin Satz	Director	December 21, 2018
Devin Satz

/s/ Lawrence W. Schwartz	Director	December 21, 2018
Lawrence W. Schwartz

/s/ Sidney G. Simmonds	Director	December 21, 2018
Sidney G. Simmonds

/s/ Daniel M. Testa	Director	December 21, 2018
Daniel M. Testa

/s/ Phillip R.. Wills III	Director	December 21, 2018
Phillip R. Wills III

/s/ Steven M. Wiltse	Director	December 21, 2018
Steven M. Wiltse

/s/ Jennifer L. Deacon	Executive Vice President and Chief Financial Officer	December 21, 2018
Jennifer L. Deacon	(Principal Financial and Accounting Officer)